Exhibit 99.1
Subject to FRE 408 and Other Similar Rules
Confidential

Exchange Offer Term Sheet

Weil
MOELIS & COMPANY

Exchange Terms	▪ Senior Subordinated Notes exchanged into new 2L Notes at a maximum blended exchange price of 72.5¢ – New Money Participants: 72.5¢ - [ ]¢ Offer Price into New 2L Notes (determined by amount of non-participating bondholders) – Non-New Money Participants: 65.0¢ Offer Price into New 2L Notes
Key Terms of New 2L Notes	▪ Amount: up to ~$1.66bn (based on blended exchange price) ▪ Interest Rate as follows: – Year 1: 12.0% PIK/10.0% cash option (at Company's discretion) – Third semi-annual payment: If Company's liquidity position is greater than $400mm, then 10.0% cash; if liquidity is between $200mm and $400mm, then 5.0% Cash and 6.0% PIK or 10.0% cash (at Company's discretion); if liquidity is less than $200mm, then 12.0% PIK or 10.0% cash (at Company's discretion) – Thereafter: 10.0% cash ▪ Maturity: June 15, 2026 ▪ Make-whole: NC-3 bonds with make whole premium upon event of default ▪ Covenants: see below
New Money Commitment	▪ $200mm new money investment in the form of 1L pari passu notes – Interest Rate: 10.5% – Maturity of April 24, 2026 – Make-whole: same as existing 1L Senior Notes – Covenants: see below ▪ Participation in the new money will be offered to all bondholders and backstopped by the AHG
Covenants	▪ Covenants based on existing 1L Senior Notes ▪ Unrestricted Subsidiary Capacity limited to $350M ▪ Each series to have independent guarantees which will be consistent with the term loan ▪ 1L Senior Debt baskets are zeroed out on the issuance date ▪ Uptiering of holdout notes to be limited to terms no more favorable than this exchange minus [10] percent

Subject to FRE 408 and Other Similar Rules
Confidential

Weil
MOELIS & COMPANY

Exchange Offer Term Sheet (Cont.)

New Money Oversubscription Right	▪ Each bondholder participating in the new money investment shall have the right to subscribe to additional amounts in excess of its pro rata allocation ▪ Oversubscription Amount: 3.0x its pro rata allocation – To the extent the Oversubscription Amount exceeds the new money commitment not subscribed to (if any), the Oversubscription Amount shall be reduced pro rata ▪ Oversubscription Fee: 20.0% of the Oversubscription Amount payable in cash – Oversubscription Fee shall reduce dollar-for-dollar the AHG backstop fee (described below)
AHG Backstop Commitment	▪ The AHG commits to backstop the entire new money commitment in exchange for the following backstop fee: – 10.0% of the backstop amount payable in cash – 5 million shares of Class A common stock
Arranger Fee	▪ Work fee for the Arranger in an amount equal to 2.0% of new money commitment; payable in cash
Other	▪ Condition Precedent: Together with its new money backstop commitment, the AHG will deliver support of the transaction from at least 50% of all indentures (documented via a transaction support agreement)
If Condition Precedent Not Met	▪ Senior Subordinated Notes exchanged into new 2L Notes at a blended exchange price of 65¢, with no New Money component – Subject to $640mm cap on new 2L Notes if consent solicitation thresholds not met